Filed pursuant to Rule 433.  Registration statement nos. 333-184147 and 333-184147-01.

Exclusive meet and greet with Jim Rogers

The Royal Bank of Scotland invites you to an intimate luncheon with accomplished commodities and stock market investor, Jim Rogers. Jim will share political, social and economic observations based on his worldwide travels and experience as a longtime commodities investor.

Friday, January 18th, 2013
12:00pm -- 1:00pm
The Sheraton West Des Moines Hotel
1800 50th Street
West Des Moines, IA 50266

    Registration beings at 11:30am

    Hear from prominent commodities investor Jim Rogers on his current views and ideas.

    Learn how to use his ideas in an investment portfolio

Space is limited, please RSVP early.

www.rbs.com/etnus or 855.RBS.ETPS (855.727.3877)

*Information contained on any website is not incorporated by reference in, and should not be considered a part of this document.

FOR FINANCIAL ADVISERS USE ONLY - NOT FOR USE WITH INDIVIDUAL INVESTORS.

IMPORTANT INFORMATION: The Royal Bank of Scotland plc (RBS plc) and The Royal
Bank of Scotland Group plc (together, the RBS Entities) have filed a registration statement (including a prospectus) with the Securities and Exchange
Commission (SEC) for the offering of RBS ETNs to which this communication may relate. Before you invest in any RBS ETNs, you should read the relevant prospectus in such registration statement and other documents that have been filed with the SEC for more complete information about the RBS Entities and offerings. You may get these documents for free by visiting EDGAR on the SEC's web site at www.sec.gov. Alternatively, RBS plc, RBS Securities Inc. or any
dealer participating in the relevant offering will arrange to send you the relevant prospectus and pricing supplements if you request by calling
1-855-RBS-ETPS (toll-free).

The RBS ETNs are not sponsored, endorsed, sold or promoted by Beeland Interests
Inc. ("Beeland Interests"), James B. Rogers, Jr. or Diapason Commodities
Management SA ("Diapason").  Neither Beeland Interests, James B. Rogers, Jr.
nor Diapason makes any representation or warranty, express or implied, nor accepts any responsibility, regarding the accuracy or completeness of this document, or the advisability of investing in securities or commodities generally, or in the RBS ETNs or in futures particularly. "Jim Rogers", "James
Beeland Rogers, Jr.", "Rogers", "Rogers International Commodity Index", "RICI",
"RICI Enhanced", and the names of all other RICI EnhancedSM Indices mentioned herein are trademarks, service marks and/or registered marks of Beeland
Interests, Inc., which is owned and controlled by James Beeland Rogers, Jr., and are used subject to license.  The personal names and likeness of Jim
Rogers/James Beeland Rogers, Jr. are owned and licensed by James Beeland Rogers,
Jr.

NEITHER BEELAND INTERESTS NOR DIAPASON, NOR ANY OF THEIR RESPECTIVE AFFILIATES
OR AGENTS, GUARANTEES THE ACCURACY AND/OR THE COMPLETENESS OF THE ROGERS
INTERNATIONAL COMMODITY INDEX ("RICI"), THE RICI ENHANCED, ANY SUB-INDEX
THEREOF, OR ANY DATA INCLUDED THEREIN.  SUCH PERSON SHALL NOT HAVE ANY
LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN AND MAKES NO
WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY OWNERS OF THE RBS
ETNS, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE RICI, THE RICI ENHANCED,
ANY SUB-INDEX THEREOF, ANY DATA INCLUDED THEREIN OR THE RBS ETNS.  NEITHER
BEELAND INTERESTS NOR DIAPASON, NOR ANY OF THEIR RESPECTIVE AFFILIATES OR
AGENTS, MAKES ANY EXPRESS OR IMPLIED WARRANTIES, AND EACH EXPRESSLY DISCLAIMS
ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE
WITH RESPECT TO THE RICI, THE RICI ENHANCED, ANY SUB INDEX THEREOF, OR ANY DATA
INCLUDED THEREIN.  WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL
BEELAND INTERESTS, DIAPASON OR ANY OF THEIR RESPECTIVE AFFILIATES OR AGENTS HAVE
ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL, OR
CONSEQUENTIAL DAMAGES OR LOSSES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF.

NEITHER THE INDICATION THAT SECURITIES OR OTHER FINANCIAL PRODUCTS OFFERED
HEREIN ARE BASED ON DATA PROVIDED BY ICE DATA LLP, NOR THE USE OF THE TRADEMARKS
OF ICE DATA LLP IN CONNECTION WITH SECURITIES OR OTHER FINANCIAL PRODUCTS
DERIVED FROM SUCH DATA IN ANY WAY SUGGESTS OR IMPLIES A REPRESENTATION OR
OPINION BY ICE DATA OR ANY OF ITS AFFILIATES AS TO THE ATTRACTIVENESS OF
INVESTMENT IN ANY SECURITIES OR OTHER FINANCIAL PRODUCTS BASED UPON OR DERIVED
FROM SUCH DATA. ICE DATA IS NOT THE ISSUER OF ANY SUCH SECURITIES OR OTHER
FINANCIAL PRODUCTS AND MAKES NO EXPRESS OR IMPLIED WARRANTIES WHATSOEVER,
INCLUDING BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY OR FITNESS FOR ANY
PARTICULAR PURPOSE WITH RESPECT TO SUCH DATA INCLUDED OR REFLECTED THEREIN, NOR
AS TO RESULTS TO BE OBTAINED BY ANY PERSON OR ANY ENTITY FROM THE USE OF THE
DATA INCLUDED OR REFLECTED THEREIN. Copyright[C] 2012 RBS Securities Inc. All
rights reserved. RBS Securities Inc., a U.S. registered broker-dealer, member of
FINRA and SIPC, is an indirect wholly-owned subsidiary of The Royal Bank of
Scotland plc and an affiliate of RBS NV.